UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 15, 2010

Oilsands Quest Inc.

(Exact name of registrant as specified in its charter)

Colorado	001-32994	98-0461154

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800, 326— 11th Avenue SW Calgary, Alberta, Canada	T2R 0C5

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (403) 263-1623

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements for Certain Officers.

(b)           Departure of Certain Officers.

On January 15, 2010, Christopher H. Hopkins resigned as President and Chief Executive Officer of Oilsands Quest Inc. (the “Company”) to join Canshale Corp. (“Canshale”), a private company formed by Mr. Hopkins.  Mr. Hopkins will remain on the board of directors of the Company and will continue to serve as the chair of the Environmental, Health and Safety Committee and also as a member of the Governance Committee.  T. Murray Wilson, Executive Chairman of the Company, will assume the additional roles of President and Chief Executive Officer.  Information regarding Mr. Wilson’s background, business experience and relationship with the Company is included in the Company’s Annual Report on Form 10-K for the year ended April 30, 2009.

In addition, Dr. Erdal Yildirim, Executive Vice President, Project Development, will retire from the Company on February 1, 2010.

Departure of Directors.

On January 15, 2010, W. Scott Thompson and Thomas Milne both resigned from the board of directors of the Company for personal reasons and not as a result of any disagreement with the Company practices or policies.

A copy of the press release announcing the departure of certain officers and directors of the Company is attached hereto as Exhibit 99.1 and incorporated by reference herein.

(e)           Compensatory Arrangements for Certain Officers.

In connection with Mr. Hopkins’ transition to Canshale, the Company and Mr. Hopkins entered into a Transition Agreement effective January 15, 2010.  A copy of the Transition Agreement is attached hereto as Exhibit 10.1 and incorporated by reference herein.  Pursuant to the Transition Agreement, Mr. Hopkins is entitled to a lump sum payment in the amount of CDN$1,106,552.51 (US$1,064,709.43) less applicable statutory deductions in accordance with the Executive Employment Agreement between the Company and Christopher H. Hopkins, dated August 14, 2006, which is filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on August 17, 2006.  In addition, in accordance with Mr. Hopkins’ Executive Employment Agreement, any stock options in the Company and/or exchangeable shares in Oilsands Quest Sask Inc., the Company’s wholly-owned subsidiary, will continue to vest and be exercisable for so long as Mr. Hopkins remains a member of the board of directors of the Company.  In addition to his fiduciary responsibilities as a director, Mr. Hopkins will continue to be bound by the non-competition and non-solicitation provisions set forth in his Executive Employment Agreement.

In connection with Mr. Yildirm’s retirement, Mr. Yildirim is entitled to a lump sum payment in the amount of CDN$631,011.03 (USD$636,042) less applicable statutory deductions in accordance with the Executive Employment Agreement between the Company and Erdal Yildirim, dated October 10, 2006, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 12, 2006.  In accordance with Mr. Yildirim’s Executive Employment Agreement, all stock options held by Mr. Yildirim will vest immediately and may be exercised in accordance with their terms.  Mr. Yildirim will continue to be bound by the non-competition and non-solicitation provisions set forth in his Executive Employment Agreement.

Compensatory Arrangements for Certain Directors.

In connection with the resignation of W. Scott Thompson and Thomas Milne from the board of directors of the Company, the Compensation Committee agreed that the stock options held by them that were granted in 2007, 2008 and 2009 would vest immediately and be exerciseable for their full five and ten year terms, as applicable.  Mr. Thompson and Mr. Milne will also each receive CDN $41,316 (USD $40,000) in lieu of fees that they would have received had they continued to serve as directors for the remainder of their terms.

Item 8.01.                      Other Events.

On January 19, 2010, the Company announced that it has reached an agreement to sell its oil shale assets located near Pasquia Hills in Saskatchewan to Canshale for CDN $1,000,000 (USD $968,000) in cash and 8,000,000 shares of Canshale.  The transaction is conditional on Canshale raising minimum capital.  Following the initial Canshale financing, the Company will retain an ownership interest in Canshale of between 10% and 16%.  An independent sub-committee of the Company’s board of directors negotiated the sale of the oil shale assets as well as the Transition Agreement with Mr. Hopkins.  A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.                      Financial Statements and Exhibits.

(d)                 Exhibits.

10.1                      Transition Agreement between the Company and Christopher H. Hopkins, dated January 15, 2010.

99.1                      Press Release issued January 19, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 22, 2010

Oilsands Quest Inc.
(Registrant)

/s/ Garth Wong
Name:  Garth Wong
Title:    Chief Financial Officer